Exhibit 21

PAETEC Holding Corp. Subsidiaries

Subsidiary	State of Incorporation or Organization
PAETEC Corp.	Delaware
PaeTec Communications, Inc.	Delaware
PaeTec Communications of Virginia, Inc.	Virginia
PaeTec Integrated Solutions Group, Inc.	Delaware
PaeTec Software Corp.	New York
PaeTec Communications, Inc. Political Action Committee	Delaware
PAETEC iTel L.L.C.	North Carolina

US LEC Corp.	Delaware
US LEC Communications Inc.	North Carolina
US LEC of Alabama Inc.	North Carolina
US LEC of Florida Inc.	North Carolina
US LEC of North Carolina Inc.	North Carolina
US LEC of Georgia Inc.	Delaware
US LEC of Tennessee Inc.	Delaware
US LEC of South Carolina Inc.	Delaware
US LEC of Maryland Inc.	North Carolina
US LEC of Pennsylvania Inc.	North Carolina
US LEC of Virginia L.L.C.	Delaware
US LEC of New York Inc.	North Carolina
Allworx Corp.	Delaware